UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2010

SENETEK PLC

(Exact name of Registrant as Specified in its Charter)

England	000-14691	77-0039728
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

831 LaTour Court, Suite A

Napa, California 94458

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (707) 226-3900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On April 1, 2010, Senetek Plc (the “Company”) consummated the purchase for $5.0 million from a partnership that is majority owned by Platinum Partners Value Arbitrage Fund (“Seller”) of the interest in $7.0 million of amounts owed to Seller pursuant to outstanding notes (the “Notes”) and contractual rights (the “Rights”, together with the Notes the “Seller Claims”). The amounts are owed to Seller from an entity (the “Debtor”) focused in the area of natural resources which has filed a petition in the United States Bankruptcy Court. As previously disclosed, on March 10, 2010, Senetek consummated a $3.0 million convertible note financing pursuant to a Securities Purchase Agreement, dated March 4, 2010, with DMRJ Group, LLC, a Delaware limited liability company, an entity affiliated with Platinum Partners Value Arbitrage Fund L.P and the Seller. The purchase amount for the Seller Claims was determined based upon arms length negotiations between the parties. Senetek received only the following representations from the Seller in substantially the following form: (i) Seller has good and valid title to the Notes and has not pledged or transferred the Notes, or any of the Claims, to any third party, and (ii) upon acquisition of Senetek’s interest in the Seller Claims as contemplated hereby, Senetek will acquire such interest free and clear of any liens or encumbrances made by or through Seller; (iii) Debtor has not in its bankruptcy action, as of the date hereof, contested the validity, perfection or priority of any security interest in collateral securing the Seller Claims and (iv) no consent or filing with the court having jurisdiction in the bankruptcy action is necessary or required in connection with the sale of the Senetek interest in the Seller Claims.

ITEM 2.01	Completion of Acquisition of Assets

The disclosure item in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SENETEK PLC

Date: April 7, 2010	By:	/s/ JOHN P. RYAN
John P. Ryan
Chief Executive Officer